EXHIBIT 10.1
Amendment to the
National Beverage Corp.
Special Stock Option Plan
     This Amendment (the “Amendment”) is made this 31st day of December, 2008, by National Beverage Corp. (the “Corporation”) and is effective January 1, 2005 to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and otherwise effective December 31, 2008.
W I T N E S S E T H:
     WHEREAS, the Corporation previously adopted the National Beverage Corp. Special Stock Option Plan (the “Plan”);
     WHEREAS, the Corporation has been administering the Plan in compliance with Section 409A of the Code; and
     WHEREAS, the Corporation now desires to amend the Plan in the manner herein provided to comply with the requirements of Section 409A of the Code.
     NOW, THEREFORE, BE IT RESOLVED that the Plan be amended as follows:
1.	The Plan is hereby amended by adding the following as a new Section 9:
     “9. Compliance with Section 409A.
     9.1 In General. The Plan is intended to comply in form and operation with the requirements of Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder (“Section 409A”). It is the intention of the Corporation that any amounts considered deferred compensation pursuant to this Plan shall not be included in the gross income of the participants or their beneficiaries until such time as the deferred amounts are distributed from the Plan. At all times, this Plan shall be interpreted and operated (i) in accordance with the requirements of Section 409A, unless an exemption from Section 409A is available and applicable, and (ii) to maintain the exemption from Section 409A of Awards designed to meet the short-term deferral exception under Section 409A, and (iii) to preserve the status of deferrals made prior to the effective date of Section 409A as exempt from Section 409A (i.e., to preserve the grandfathered status of Awards that were vested as of, and not modified after, December 31, 2004).

     Any discretionary authority with respect to an Award, which may exist under the terms of the Award or the other terms of this Plan, shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A. In the event that any Award shall be deemed not to comply with Section 409A, then neither the Corporation, the Board, the Board Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Corporation), or made or undertaken by someone other than a protected party.
     9.2 Specified Employees. With respect to participants who are “specified employees” under Section 409A, a payment due to “separation from service” (within the meaning of Section 409A) may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the participant), except as may be otherwise permitted pursuant to Section 409A.”
     Except as hereby amended, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

NATIONAL BEVERAGE CORP.
By:	/s/ George R. Bracken
George R. Bracken
Senior Vice President — Finance